ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                            ACCELERATED BENEFIT RIDER


The Company has issued this Rider as a part of the Base Policy. Receipt of these Accelerated Benefits may be taxable. Assistance should be sought from a professional tax advisor.

DEFINITIONS
Definitions specific to this Rider that are not in the Definitions section of the Base Policy follow.

    ACCELERATED BENEFIT is the benefit that will be paid under this Rider when the Conditions of Eligibility are met.

    ACCIDENT means accidental bodily injury sustained by the Insured which is the direct result of an accident independent of disease or bodily infirmity or any other cause.

    BASE POLICY is the policy to which this Rider is attached.

    BASE POLICY ATTRIBUTES means the Current Specified Amount, Accumulation Value, Planned Premium, surrender charge, and indebtedness of the Base Policy at a given point in time.

    BENEFIT CALCULATION DATE is the first day you meet the Conditions of Eligibility for a Covered Condition.

    BENEFIT PERCENTAGES are used to determine the Accelerated Benefit. You may elect a Benefit Percentage for the Covered Condition up to the maximum amount shown in the Covered Conditions section of this Rider.

    CHILD means any child who was born to the Insured, or is a legally adopted child of the Insured, and who is at least 15 days old or becomes 15 days old, and who is not yet 18 years old.

    DOCTOR is a person licensed in the United States to practice the healing arts acting within the scope of his or her license in treating an injury or illness. It does not include you, the Insured or a member of your or the Insured's family.

    DUE PROOF is information or evidence submitted to us sufficient to satisfy us of the existence of a fact or condition.


    LIFE FUND is the Current Specified Amount, less any indebtedness, of the Base Policy on the Benefit Calculation Date.

    PREMIUM WAIVED is the lesser of the average premium paid over the previous three years or the Planned Premium for the Base Policy.

    RECOVERY applies to the Monthly Benefit and is the date upon which you no longer meet the Conditions of Eligibility.

    REQUEST is a request in writing on a form acceptable to us, signed and dated by you and received by us.

    SPOUSE is a person who is legally married to the Insured and has provided us with authorization for insurance on his/her life.

    TOTAL DISABILITY means that because of injury or sickness, the Insured is unable to engage in any occupation for which he/she is reasonably qualified by education, training or prior experience.

CONSIDERATION
This Rider is issued in consideration of the application and the payment of the Monthly Deduction. A copy of the application is attached to the Base Policy.

RIDER DATE
The effective date of this Rider is shown on the Policy Schedule.

NO DIVIDENDS ARE PAYABLE
This Rider does not participate in our profits or surplus.

AMOUNT OF BENEFIT
If an Accelerated Benefit becomes payable the amount to be paid will depend on the specific Benefit Percentage for the Covered Condition or any lower Benefit Percentage elected by you. The benefit will be one of the following:

    (a)  Lump Sum Benefit; or
    (b)  Monthly Benefit.

THE LUMP SUM BENEFIT is the Benefit Percentage times the Life Fund on the Benefit Calculation Date. This benefit does not apply to the Monthly Benefits.

THE MONTHLY BENEFIT applies to the Chronic Illness benefit and the Disabled and Receiving Social Security Disability Payments benefit (found in the Covered Condition section of this Rider).

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The Monthly Benefits paid will be equal to one-twelfth of the yearly Benefit
Percentage times the Life Fund on the Benefit Calculation Date.

The Monthly Benefit will be paid monthly until the earlier of: Recovery, Termination of the Base Policy or Rider, or as described in the Limitations and Exclusions provision.

Any amounts withdrawn from or borrowed against the Net Cash Value after the Benefit Calculation Date will be considered advances against these monthly payments and will be deducted from the amounts of future payments.

WAIVER OF PREMIUM
Prior to Age 65, we will credit the Premium Waived to the Accumulation Value of the Base Policy on the next Monthly Anniversary Date from the date that:

    (a) a benefit of 50% or greater has been paid for a Lump Sum Benefit; or
    (b)you have received your first payment for a claim for a Monthly Benefit.

We will continue to credit the Premium Waived on the Monthly Anniversary Date until the earlier of Age 65 or Recovery from the Covered Condition.

This Waiver of Premium benefit does not guarantee that the Base Policy and this Rider will remain in force.

REDUCTION OF LIFE FUND
If an Accelerated Benefit is paid, the Base Policy Attributes are each reduced by an amount equal to (a) times (b) divided by (c) where:

    (a) is the amount of the Base Policy Attribute on the Benefit Calculation Date;
    (b) is the amount of Accelerated Benefit paid; and
    (c) is the Life Fund on the Benefit Calculation Date.

Each Annual Report will include a statement showing the effect of any benefit payments on the Base Policy Attributes.

CONDITIONS OF ELIGIBILITY
An Accelerated Benefit will be payable to you if you meet all of the following requirements:

    (a) Due proof has been received by us that the Insured meets (and continues to meet for the Monthly Benefits) the requirements of an occurrence of one of the Covered Conditions.
    (b) The Base Policy and this Rider were in force at the time of the occurrence of the Covered Condition.
    (c) None of the limitations and exclusions in the Limitations and Exclusions section of this Rider apply.
    (d) If the policy is assigned, the assignee has agreed in writing for you to receive the benefit; otherwise the benefit will be payable to the assignee.
    (e) If an irrevocable Beneficiary has been named, the irrevocable Beneficiary has agreed in writing for you to receive the benefit.
    (f)  The Insured is living at the time when all requirements, (a) through
         (e) above, are met.

COVERED CONDITIONS
The Covered Conditions are listed below, and are limited to the maximum percentage of the Life Fund shown below. All of the following Covered Conditions pertain to the Insured.

    1. Amyotrophic Lateral Sclerosis (ALS), Lump Sum Benefit of (50)%: is an unequivocal diagnosis of ALS.

    2. Blindness, Lump Sum Benefit of (50)%: is the total and permanent, non-correctable loss of all sight in both eyes. Loss of sight is corrected vision not better than 20/200. If the Blindness is caused by Accident, the Lump Sum Benefit will be up to (100)%.

    3. Cancer, Lump Sum Benefit of (50)%: is an unequivocal diagnosis of a disease manifested by the presence of one or more tumors classified histologically as malignant (a tumor which is not encapsulated and has properties to infiltrate and cause metastases) and characterized by the uncontrolled growth and spread of malignant cells and with invasion of normal tissue. The diagnosis must be supported by histological evidence of malignancy diagnosed by a legally licensed doctor of medicine certified by the American Board of Pathology or American Board of Osteopathic Pathology. The following Cancers are specifically excluded:

         (a)   All skin cancers except invasive malignant melanomas.
         (b)   Carcinoma in-situ.
         (c) All tumors which are histologically described as pre-malignant or showing early malignant change.
         (d)   Stage I Hodgkin's.
         (e)   Papillary cancer of the bladder.
         (f)   Stage A & B prostate cancer.
         (g)   Duke's A colo-rectal cancer.

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    4.   Chronic Illness, Monthly Benefit of (10)% per year: is the permanent, total and irreversible disability by reason of bodily injury or mental or physical illness to the extent that the Insured is unable to perform, in the opinion of a Doctor, any two of the following activities without the assistance of another person or the use of special devices or equipment. Such disability must be established for a continuous period of 90 days.

         (a) Bathing: Washing yourself by sponge bath in either a tub or shower, including the task of getting into or out of the tub or shower without assistance.
         (b) Continence: The ability to maintain control of bowel and bladder function, or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene, including caring for a catheter or colostomy bag without assistance.
         (c) Dressing: Putting on and taking off all items of clothing or any braces, fasteners, or artificial limbs without assistance.
         (d) Eating: Feeding yourself by getting food into your body from a receptacle (such as a plate, cup or table), or by feeding tube or intravenously without assistance.
         (e) Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene without assistance.
         (f) Transferring: Moving into or out of a bed, chair or wheelchair without assistance.

    5. Death of Spouse, Lump Sum Benefit of (25)%: is the occurrence of the death of the Insured's Spouse. This benefit may only be claimed once. This benefit has a maximum benefit of $50,000.

    6. Death of Child, Lump Sum Benefit of (10)%: is the occurrence of death of a Child. This benefit has a maximum single benefit of $10,000 per child. We must be notified of the names and birthdates of the children who will be covered under this benefit.

    7. Disabled and Receiving Social Security Disability Payments, Monthly Benefit of (12)% per year: is if the Insured meets the following: have not reached Age 65, qualify under Total Disability, and are currently Receiving Social Security Disability Payments.

    8. End Stage Renal Failure, Lump Sum Benefit of (50)%: is the end stage renal failure presenting as chronic irreversible failure of both kidneys to function as a result of which regular renal dialysis is instituted or renal transplantation is carried out.

    9. Hearing Loss, Lump Sum Benefit of (25)%: is the total and permanent, non-correctable hearing loss in both ears. If the Hearing Loss is caused by Accident, the Lump Sum Benefit will be up to (50)%.

    10. Major Heart Attack, Lump Sum Benefit of (25)%: is the death of part of the coronary myocardium as a result of an ischemic event with an ejection fraction of less than 35%. The diagnosis for this will be based on the presence of all of the following:

         (a)   A history of typical chest pain.
         (b)   New EKG changes indicative of myocardial infarction.
         (c)   Unequivocal elevation of cardiac enzymes.
         (d)   Ejection fraction of less than 35%.

         Subendocardial infarct or any infarct of less than full thickness of the myocardium are specifically excluded.

    11. Minor Heart Attack, Lump Sum Benefit of (10)%: is the death of the coronary myocardium as a result of an ischemic event. The diagnosis for this will be based on the presence of all of the following:

         (a)   A history of typical chest pain.
         (b)   New EKG changes indicative of myocardial infarction.
         (c)   Unequivocal elevation of cardiac enzymes.

    12. Organ Transplant, Lump Sum Benefit of (50)%: is the actual undergoing of a human-to-human transplant of a heart, kidney, lung, liver, pancreas, or bone marrow. The transplantation of all other organs, parts of organs or any other tissue transplant is excluded. Organs or tissues received from nonhuman donors are not covered. Donors are specifically excluded.

    13. Paralysis of two or more limbs, Lump Sum Benefit of (50)%: is the total and permanent loss of use of two or more limbs through paralysis or loss of limbs due to Accident or sickness. Evidence of paralysis must persist for at least 3 months.

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    14.  Stroke, Lump Sum Benefit of (50)%: is any cerebrovascular incident producing neurological sequels lasting more than 24 hours and including infarction of brain tissue, hemorrhage or embolism from an extracranial source. Evidence of measurable neurological deficit persisting for at least 3 months must be produced. Transient ischemic attacks are specifically excluded. Diagnosis of stroke must be evidenced by a clinical picture of permanent neurological damage proved from a Computed Axial Tomograph (CAT scan), a Magnetic Resonance Image (MRI), or some similar device.

    REQUIREMENTS FOR PROOF OF OCCURRENCE
    For Due Proof of occurrence, we must be furnished a diagnosis of a Covered Condition by a Doctor, including documentation supported by clinical, radiological, histological and laboratory evidence of the Covered Condition. The Due Proof of occurrence must be satisfactory to us and we may require, at our expense, an examination or tests by a Doctor of our choice.

    For the Disabled and Receiving Social Security Disability Payments benefit, proof of occurrence also requires the following:

         (a) Due Proof that payments from the Social Security Administration are being received by the Insured; and (b) Due Proof of Total Disability;
         (c) The Insured is not otherwise gainfully employed; and (d) The Insured is not yet Age 65.

    NOTICE OF CLAIM
    Written Notice of Claim must be given within 90 days after an occurrence of a Covered Condition. If it was not reasonably possible for you to give us Notice of Claim in the time required, we will not reduce or deny the claim for this reason if the proof is filed. In any event, the Notice of Claim required must be given no later than one year from the time specified unless you were legally unable to act. The notice can be given to us at our address shown on the front page of the policy or to any one of our agents. Notice should include Insured's name and the policy number.

    CLAIM FORMS
    When we get Notice of Claim, we will send you forms for filing a claim.

    LIMITATIONS AND EXCLUSIONS
    In no case will the total amount of benefits payable under the Base Policy and this Rider ever exceed the Life Fund. In no event will the total amount of benefits payable under this Rider ever exceed 90% of the Initial Specified Amount with the exception of any Covered Conditions with a Benefit Percentage exceeding 90%.

    Benefits are not payable for any Covered Condition which occurs within the thirty days immediately following the Rider Date, and for which medical treatment or advice was given or recommended during the six months immediately prior to the Rider Date.

    Only one Lump Sum Benefit is payable for each Covered Condition excluding the Death of Child.

    Only one Accelerated Benefit is payable as a result of onset of an Accident, illness, disease, or any other cause used as Due Proof for a Covered Condition.

    A Claim for a Lump Sum Benefit must be made within 90 days of the occurrence. Claims for a Monthly Benefit cannot occur within the two years immediately following any claim paid for a Lump Sum Benefit excluding Death of Spouse and Death of Child. The onset of the Covered Condition must occur after payments for all prior claims have ceased.

    No benefits under this rider will be provided for any loss that is caused by or occurs as a result of:

         (a) intentionally self-inflicted bodily injury, suicide or attempted suicide, whether sane or insane; (b) any act that was caused by war, declared or undeclared, or during service in any of the armed forces;
         (c) participation in, or attempting to participate in, a felony, riot or insurrection; or (d) the misuse of alcohol or the taking of drugs (unless administered by a physician or taken according to the physician's instructions).

    LEGAL ACTIONS
    No legal action may be brought to recover on this Rider within sixty days after written Notice of Claim has been given as required. No such action may be brought after three years from the time written Notice of Claim is required to be given.

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    MONTHLY RIDER COST CHARGE
    The Monthly Rider Cost Charge is the Annual Rider Cost Charge, shown on the Policy Schedule, divided by twelve. The Monthly Deduction for this Rider is the Monthly Rider Cost Charge times the Life Fund divided by 1,000.


    TERMINATION
    This Rider terminates upon Termination of the Base Policy.

    REINSTATEMENT
    The provisions in the Base Policy regarding Reinstatement apply to this Rider.


Signed for the Company in Minneapolis, Minnesota and effective on the date the policy is issued unless a different effective date is shown here.



                   /s/ Suzanne J. Pepin                 /s/Margery G Hughes
                       Suzanne J. Pepin                  Margery G. Hughes
                  Senior Vice President, Secretary          President
                      and Chief Legal Officer